EXHIBIT 99.1

[LOGO]
   Applied
   NeuroSolutions

                                   Company Contact:
                                   John F. DeBernardis, Ph.D., President & CEO
                                   (847) 573-8000

                                   Agency Contact: Ira Weingarten/Steve Chizzik
                                   Equity Communications
                                   (805) 897-1880

                                   Media Contact: Deanne Eagle
                                   (917) 837-5866 or Jeff
                                   Siegel, Monarch Communications (516) 569-4271

          Applied NeuroSolutions Adds Jay B. Langner, Board Chairman of
              Montefiore Medical Center, to its Board of Directors

Veteran Business Executive Provides Vital Experience, Leadership Skills

Vernon Hills, IL, July 26, 2005-- Applied NeuroSolutions, Inc. (OTC BB: APNS, www.appliedneurosolutions.com), said today that Jay B. Langner, who has served as Chairman of the Board of Trustees of Montefiore Medical Center for the past 21 years, has been appointed to the company's Board of Directors, replacing Preston Tsao, who resigned for personal reasons.

Located in The Bronx, NY, Montefiore Medical Center is the University Hospital for the Albert Einstein College of Medicine (AECOM) and one of the largest health care systems in the United States. Applied NeuroSolutions' founding scientist and scientific Director, Dr. Peter Davies, is the Judith and Burton P. Resnick Professor of Alzheimer's Disease Research at AECOM, and APNS licenses its core technologies from AECOM.

"Jay Langner brings a wealth of healthcare experience and relationships that will help us to commercialize our diagnostic and therapeutic technologies for Alzheimer's disease (AD)," said Dr. John DeBernardis, President and CEO of Applied NeuroSolutions.

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Bruce N. Barron, Chairman of Applied NeuroSolutions,  said, "Jay Langner will be a tremendous addition to our Board. His public company knowledge, industry experience and relationships will help APNS with its continued growth and development."

Commenting on his appointment, Jay Langner noted, "Applied NeuroSolutions is making significant progress in helping to bring a first-ever diagnostic test for AD to the market, and I'm looking forward to assisting the company in that regard." Langner added: "I am also very optimistic about the potential of the therapeutic side of the business, and the work being done by our partners at AECOM."

Mr. Langner began his career in 1954, serving as president of Langner Leasing Corporation. For more than 40 years, he served as Chairman and CEO of the Hudson General Corporation, which was sold to Luftansa Airlines in 1999. He has a long and distinguished career in business, finance and public service.

"I want to wish Preston Tsao well and thank him for his many years of valuable service as a member of our Board of Directors," noted Mr. Barron.

Applied NeuroSolutions, Inc. is developing products to diagnose and treat Alzheimer's disease based on a novel hypothesis of AD pathology. In partnership with Dr. Peter Davies and a scientific team at Albert Einstein College of Medicine, Applied NeuroSolutions has developed a cerebrospinal fluid (CSF) test to detect Alzheimer's disease at a very early stage with 85%-95% accuracy in more than 3,000 patient samples. The company is also developing a blood serum-based screening test, as well as a new class of therapeutics to treat AD. Alzheimer's disease currently afflicts over 4 million Americans, and the market for AD therapy is expected to grow to 21 million patients by 2010 in the seven major pharmaceutical markets (USA, France, Germany, Italy, Spain, U.K. and Japan) according to BioPortfolio, Ltd.

There are currently no FDA-approved diagnostic tests to detect Alzheimer's disease.

This press release contains forward-looking statements. Applied NeuroSolutions wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, the risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, potential competitive offerings, and access to capital. For further information, please visit the company's website at www.appliedneurosolutions.com, and review the company's filings with the Securities and Exchange Commission.

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